Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

American Homes 4 Rent

Agoura Hills, CA

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our reports dated February 26, 2016, relating to the consolidated financial statements, the effectiveness of American Homes 4 Rent’s internal control over financial reporting, and schedule of American Homes 4 Rent appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

Los Angeles, CA

March 11, 2016